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As filed with the Securities and Exchange Commission on July 11, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0366422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
20200 Sunburst Street, Chatsworth, CA	91311
(Address of Principal Executive Offices)	(Zip Code)

THESEUS IMAGING CORPORATION
1998 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN
(Full title of the plan)

L. Michael Cutrer
NORTH AMERICAN SCIENTIFIC, INC.
20200 SUNBURST STREET
CHATSWORTH, CALIFORNIA 91311
(Name and address of agent for service)

(818) 734-8600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value	35,000 shares(a)	$0.01(b)	$350(b)	$0.09(c)

(a)
The number of shares set forth to be registered corresponds to the aggregate number of shares of Theseus Imaging Corporation ("Theseus") common stock which could be purchased upon exercise of all options issued under the Theseus Imaging Corporation 1998 Employee, Director and Consultant Stock Plan (the "Stock Plan"). These options when granted were to be exercisable for shares of Theseus. Pursuant to an Agreement and Plan of Merger dated as of September 22, 2000, these options have been converted to the right to acquire 35,000 shares of North American Scientific, Inc. (the "Company") common stock $0.01 par value ("Common Stock").

(b)
Calculated pursuant to Rule 457(h)(1).

(c)
Registration Fee computed pursuant to Rule 457(h)(1).

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the shares of the Company common stock issuable on exercise of the stock options held by employees and consultants of Theseus that are eligible to be registered on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by North American Scientific, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

  (a)
  The Company's annual report on Form 10-K for the year ended October 31, 2000.

  (b)
  The Company's quarterly reports on Form 10-Q for the quarters ended January 31, 2001 and April 30, 2001.

  (c)
  The description of the Company's Common Stock which is contained in the Registration Statement on Form 10-SB filed August 22, 1995, File No. 0-26670, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

    Not Applicable.

Item 5. Interests of Named Experts and Counsel.

    The validity of the shares of Common Stock offered hereby will be passed upon by D'Ancona & Pflaum LLC, Chicago, Illinois. Mr. Allan J. Reich, a managing member of D'Ancona & Pflaum LLC, beneficially owns 61,250 shares of the Company's Common Stock. Other members of D'Ancona & Pflaum LLC beneficially own additional shares of the Company's Common Stock, which ownership is not material.

Item 6. Indemnification of Directors and Officers.

    The Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matters as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

    The Certificate of Incorporation of the Company (the "Certificate") provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company, or is or was serving at the request of the Company as a director of another corporation or of a partnership, joint venture, trust, or other enterprise, will be indemnified by the Company, and that each person who is so involved by reason of the fact that he or she was an officer, agent of the Company, or is or was serving at the request of the Company as an officer, agent or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, may be indemnified by the Company in accordance with the DGCL. The indemnification rights conferred by the Certificate are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company has purchased and maintains insurance on behalf of its directors, officers, employees and agents.

Item 7. Exemption from Registration Claimed.

    Not Applicable.

Item 8. Exhibits.

  4.1
  Certificate of Incorporation of the Corporation, incorporated by reference to Exhibit 3(i) of the Company's Registration Statement on Form 10-SB, filed August 22, 1995.

  4.2
  Certificate of Amendment to Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company's quarterly report on Form 10-QSB for the fiscal quarter ended July 31, 1998.

  4.3
  Bylaws of the Company, as amended, incorporated by reference to Exhibit 3(ii) the Company's Registration Statement on Form S-8, filed October 18, 1996.

  4.4
  The Theseus Imaging Corporation 1998 Employee, Director and Consultant Stock Plan.

  5.1
  Opinion of D'Ancona & Pflaum LLC.

  23.1
  Consent of PricewaterhouseCoopers LLP.

  23.2
  Consent of D'Ancona & Pflaum LLC (included in Exhibit 5.1).

  24.1
  Power of Attorney (included herein on the signature page).

Item 9. Undertakings.

    The Company hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 11th day of July, 2001.

NORTH AMERICAN SCIENTIFIC, INC.
(Registrant)
By:	/s/ L. MICHAEL CUTRER L. Michael Cutrer, President and Chief Executive Officer

    The undersigned directors and officers of North American Scientific, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint L. Michael Cutrer their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ IRWIN J. GRUVERMAN Irwin J. Gruverman	Chairman of the Board and Director	July 11, 2001
/s/ L. MICHAEL CUTRER L. Michael Cutrer	President, Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2001
/s/ ALAN I. EDRICK Alan I. Edrick	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2001
/s/ DR. ALLAN M. GREEN Dr. Allan M. Green	Director	July 11, 2001
/s/ LARRY BERKIN Larry Berkin	Director	July 11, 2001
/s/ MITCHELL H. SARANOW Mitchell H. Saranow	Director	July 11, 2001

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CALCULATION OF REGISTRATION FEE
EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES